Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and Form S-1 of Garden SpinCo Corporation of our report dated February 9, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in segment reporting discussed in Note 1, as to which the date is April 26, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting of 3M Company, which appears in 3M Company’s Current Report on Form 8-K dated April 26, 2022.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 4, 2022